EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Service 1st Bancorp Announces Second Quarter Results

TRACY, California - July 27, 2006

Service 1st Bancorp (the "Company", OTCBB: SVCF), parent company for Service 1st Bank, reported strong loan growth for the quarter ended June 30, 2006. "Loan growth has exceeded expectations this year, but deposit growth has been moderate." said John O. Brooks, Chairman and Chief Executive Officer. Net loans at June 30, 2006 increased 49.1% from $72,686,912 at June 30, 2005 to
$108,390,821.

Total assets at June 30, 2006 increased 18.8% to $191,696,466 compared to $161,367,042 for the six month period ended June 30, 2005. Total deposits increased 10.8% to $160,692,021 for a total gain of $15,636,594 for the six month period ended June 30, 2006.

Service 1st Bank reported net income of $284,730 for the three months ended June 30, 2006 compared to $270,639 for the three months ended June 30, 2005. Total income for the six months ended June 30, 2006 was $486,060 compared to $525,075 for the six months ended June 30, 2005.

Basic earnings per share for the three months ended June 30, 2006 and 2005 were $.12 and $.11, respectively, while diluted earnings per share for the same three month periods were $.11 and $.10, respectively. Basic earnings per share for the six months ended June 30, 2006 and 2005 were $.20 and $.22, respectively, while diluted earnings per share for the same six month periods were $.19 and $.20, respectively.

                             About Service 1st Bank:
                             -----------------------

Service 1st Bank is a full service, independent banking institution operating full service offices in Stockton and Tracy, California and a temporary office in Lodi, California. A permanent full service office in Lodi is expected to open in mid-August, 2006. Service 1st Bank specializes in delivering custom-crafted lending and depository products to San Joaquin County's small to medium-sized businesses, professionals, and individuals. Since commencing business on November 10, 1999, Service 1st Bank has concentrated on providing a personalized "relationship" banking experience where customers are known individually and their needs met expeditiously. More information on Service 1st Bank is available at www.service1stbank.com.

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                           Forward Looking Statements:
                           ---------------------------

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, and in reports filed on Form 10-QSB and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

                              Contact Information:
                              --------------------

Any inquiries may be directed to:
John Brooks at (209) 820-7953/jbrooks@service1stbank.com, or Bryan Hyzdu at
(209) 993-2202/bhyzdu@service1stbank.com, or Robert Bloch at
(209) 820-7923/rbloch@service1stbank.com

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